For further information, contact:
➢ Kathleen A. Lally, Vice President – Investor Relations	Phone:	973-430-6565
➢ Greg McLaughlin, Sr. Investor Relations Analyst	Phone:	973-430-6568
➢ Yaeni Kim, Sr. Investor Relations Analyst	Phone:	973-430-6596

IZZO TELLS PSEG SHAREHOLDERS, “COMPANY SOLID AND IMPROVING”

FINANCIAL STRENGTH EXPECTED TO ALLOW
CONTINUED GROWTH

Vows Company will be a thought leader in environment and workforce development

(Newark, NJ – April 17, 2007) — Ralph Izzo, president, CEO and chairman of PSEG today told several hundred shareholders gathered for the annual shareholder meeting at the NJPAC in Newark, New Jersey, that “PSEG’s best-in-class operations are getting better. Our financial condition is solid and improving. And the outlook for the future has never been brighter.”

Izzo pointed out that PSEG has issued guidance for year-over-year operating earnings to increase by 37 percent in 2007 and increase a further 15 percent in 2008. Izzo told shareholders that, “Our positive earnings forecasts make us even more confident of our ability to continue modestly increasing the dividend in the future.” He also noted that PSEG has paid dividends annually for 100 consecutive years – the only New Jersey company to have achieved this milestone.

Izzo emphasized that 2006 was a year of successes for PSEG – and for shareholders. The stock has performed very well, he noted, regularly reaching record prices continuing into 2007.

Izzo stressed that the financial strength was the result of solid operational performance throughout the company. Among the accomplishments Izzo listed for 2006 were:

  PSEG’s safest year in the history of the company
  PSE&G being named the most reliable utility in America – for the second consecutive year
  Resolution of PSE&G’s electric and gas rate cases
  PSEG Power’s agreement with regulators on environmental investment at two NJ coal plants
  PSEG Energy Holdings’ most profitable year ever
  Generation records at PSEG Power’s fossil and nuclear plants

Izzo also reiterated his plans to position PSEG as a thought leader on environmental issues facing the energy industry and workforce development issues facing the nation.

Izzo reminded shareholders that PSEG has been aggressively advocating nationwide greenhouse gas reductions for some time, and that in New Jersey, PSEG is a strong supporter and an active participant in the process launched by Governor Corzine to develop a new Energy Master Plan for the state. “We have long been an industry leader in the area of environmental responsibility, but today much more is required in this area…and much more is at stake. We have a great deal of expertise at the point where energy intersects the environment. We are determined to apply our knowledge not only along familiar paths, but also to explore new possibilities and technologies to develop environmentally responsible energy solutions.”

Workforce development is another area where Izzo expects PSEG to play a leadership role. PSEG has an innovative program with a number of New Jersey community colleges and other educational institutions to create a pool of technically skilled and educated workers. It enables students to pursue a degree in Energy Utility Technology and combine their classroom studies with hands-on apprentice-level training. “This program is working,” said Izzo. “ Many graduates have become full-time PSEG employees. More than half who have done so are women and minorities. This program has been recognized for excellence by the U.S. Equal Employment Opportunity Commission. We are looking to build on this success.”

Shareholders acted on several proposals at the meeting. Shareholders voted to increase the authorized common stock from 500 million shares to one billion shares. PSEG currently has approximately 270 million shares issued or reserved for issuance. Izzo told shareholders that the increase in authorized shares will maximize PSEG’s financial flexibility and that the new shares could be used to raise capital, make acquisitions, accomplish a stock split – or a combination of those actions.

Shareholders re-elected four members of the Board of directors: Ernest H. Drew, William V. Hickey, Ralph Izzo and Richard J. Swift and approved several additional proposals.

Complete text of remarks can be found at pseg.com

Company information:

PSEG (NYSE:PEG) is a diversified energy company headquartered in Newark, New Jersey with more than $28 billion in assets and more than $12 billion in annual revenues. PSEG’s primary subsidiaries are PSEG Power, an independent power producer with more than 13,600 megawatts of electric generating capacity; PSE&G, recently named as America’s most reliable utility, and PSEG Energy Holdings, a holding company for other energy-related businesses.

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the effects of weather; the performance of generating units and transmission systems; the availability and prices for oil, gas, coal, nuclear fuel, capacity and electricity; changes in the markets for electricity and other energy-related commodities; changes in the number of participants and the risk profile of such participants in the energy marketing and trading business; the effectiveness of our risk management and internal controls systems; the effects of regulatory decisions and changes in law; changes in competition in the markets we serve; the ability to recover regulatory assets and other potential stranded costs; the outcomes of litigation and regulatory proceedings or inquiries; the timing and success of efforts to develop domestic and international power projects; conditions of the capital markets and equity markets; advances in technology; changes in accounting standards; changes in interest rates and in financial and foreign currency markets generally; the economic and political climate and growth in the areas in which we conduct our activities; and changes in corporate strategies. For further information, please refer to our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.

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